      As filed with the Securities and Exchange Commission on July 24, 2007
                                                           Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                              EMPIRE RESORTS, INC.
                              --------------------
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                                            13-3714474
            --------                                            ----------
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                           Identification Number)

                     701 N. Green Valley Parkway, Suite 200
                             Henderson, Nevada 89074
                                 (702) 990-3355
                       -----------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                               Ronald J. Radcliffe
                             Chief Financial Officer
                              Empire Resorts, Inc.
                     701 N. Green Valley Parkway, Suite 200
                             Henderson, Nevada 89074
                                 (702) 990-3355
                       -----------------------------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                       -----------------------------------
                                   Copies to:
                            Robert H. Friedman, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300

                       -----------------------------------

      Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

      If the only  securities  being  registered  on this form are being offered pursuant to dividend or interest  reinvestment plans, please check the following
box. |_|

      If any of the securities  being  registered on this form are to be offered on a delayed or continuous  basis  pursuant to Rule 415 under the Securities Act of 1933,  other than  securities  offered only in  connection  with  dividend or
interest reinvestment plans, please check the following box. |X|

      If this form is filed to register  additional  securities  for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list  the  Securities  Act  registration  statement  number  of the  earlier
effective registration statement for the same offering. |_|

      If this form is a  post-effective  amendment filed pursuant to Rule 462(c)
under the  Securities  Act,  check the following box and list the Securities Act registration  statement number of the earlier effective  registration  statement
for the same offering. |_|

      If this Form is a registration  statement pursuant to General  Instruction
I.D. or a  post-effective  amendment  thereto that shall become  effective  upon filing with the  Commission  pursuant to Rule 462(e) under the  Securities  Act,
check the following box. |_|

      If this form is a  post-effective  amendment to a  registration  statement filed  pursuant  to  General  Instruction  I.D.  filed  to  register  additional securities or additional classes of securities pursuant to Rule 413(b) under the
Securities Act, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                          Proposed Maximum     Proposed Maximum
                                         Amount to be      Offering Price     Aggregate Offering    Amount of Registration
Title of Shares to be Registered         Registered(1)        Per Share             Price                    Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per      2,500,000 shares       $5.53(2)           $13,825,000               $424.43
share
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per      1,000,000 shares       $5.53(2)            $5,530,000               $169.77
share, underlying options to
purchase common stock at $7.50 per
share
----------------------------------------------------------------------------------------------------------------------------
TOTAL                                  3,500,000 shares       $5.53(2)           $19,355,000               $594.20
----------------------------------------------------------------------------------------------------------------------------

  (1) In the event of a stock split,  stock  dividend  and similar  transactions involving the  Registrant's  Common Stock,  $0.01 par value per share, the shares  registered  hereby shall  automatically  be increased or decreased pursuant to Rule 416 of the Securities Act of 1933, as amended.

  (2) Estimated  solely for the purpose of calculating the  registration fee  in accordance with Rule 457(c) of the Securities Act, based on the average of the high and low  prices of the  Registrant's  Common  Stock on the Nasdaq
      Global Market on July 23, 2007.

      The Registrant hereby amends this  Registration  Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further  amendment  which  specifically  states  that  this  Registration
Statement shall  thereafter  become effective in accordance with Section 8(a) of the  Securities  Act of 1933 or until the  Registration  Statement  shall become effective  on such  date  as the  Securities  and  Exchange  Commission,  acting pursuant to said Section 8(a), may determine.

The  information in this  prospectus is not complete and may be changed.  We may not sell  these  securities  until the  registration  statement  filed  with the
Securities and Exchange Commission is effective. This prospectus is not an offer to  sell  these  securities  and it is not  soliciting  an  offer  to buy  these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 24, 2007

                                   PROSPECTUS

                        3,500,000 SHARES OF COMMON STOCK

                              EMPIRE RESORTS, INC.

      This  prospectus  relates  to  the  reoffer  and  resale  by  the  selling stockholder identified in this prospectus of up to an aggregate 3,500,000 shares of our common  stock  including  the resale of  2,500,000  shares by the selling stockholder  named in this  prospectus and up to 1,000,000  shares of our common stock that are  issuable  upon the  exercise of stock  options  with an exercise price of $7.50 per share.  We will not receive any proceeds from the sale of our common stock under this prospectus.

      The selling stockholder may sell the securities, from time to time, on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise,  at fixed prices that may be changed,  at market prices prevailing at the time of sale, at prices related to prevailing  market prices or at prices otherwise negotiated.

      Our  principal  executive  offices are located at the 701 N. Green  Valley
Parkway,  Suite 200,  Henderson,  Nevada 89074.  Our  telephone  number is (702)
990-3355.

      Our common  stock is listed on the Nasdaq  Global  Market under the symbol
"NYNY." The last  reported  sale price for our common stock on July 23, 2007 was
$5.35 per share.

--------------------------------------------------------------------------------

       THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                              BEGINNING ON PAGE 2.

--------------------------------------------------------------------------------

------------------------------------------------------------------------------

NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE  SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS  IS TRUTHFUL OR  COMPLETE.  ANY  REPRESENTATION  TO THE CONTRARY IS A
CRIMINAL OFFENSE.

------------------------------------------------------------------------------

               The date of this prospectus is ________ ____, 2007.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

      You should rely only on the  information  contained in this  prospectus or any  accompanying  supplemental  prospectus  and  the  information  specifically incorporated  by reference.  We have not  authorized  anyone to provide you with different  information  or make any additional  representations.  This is not an offer of these securities in any state or other  jurisdiction where the offer is not  permitted.  You should  not assume  that the  information  contained  in or incorporated by reference into this  prospectus or any prospectus  supplement is accurate  as of any  date  other  than  the  date on the  front  of each of such documents.

                                       ii

                               PROSPECTUS SUMMARY

      This summary  represents  a summary of all material  terms of the offering and only highlights the more detailed information that appears elsewhere,  or is incorporated by reference, in this prospectus.  This summary may not contain all the  information  important  to  you as an  investor.  Accordingly,  you  should carefully read this entire  prospectus  before deciding whether to invest in our common stock.

      Unless the context  otherwise  requires,  all references to "we," "us," or
"our" in this prospectus refer collectively to Empire Resorts,  Inc., a Delaware corporation, and its subsidiaries.

                             SUMMARY OF THE COMPANY

      We were  organized as a Delaware  corporation on March 19, 1993, and since that time have served as a holding company for various  subsidiaries  engaged in the hospitality and gaming industries.

      Through our subsidiaries, we currently:

         o  own and operate Monticello Raceway, a harness  horseracing  facility located in  Monticello,  New York,  90 miles  Northwest  of New York
            City. At Monticello Raceway, we conduct pari-mutuel wagering through the running of live harness horse races,  import the simulcasting of harness  and  thoroughbred  horse races from  racetracks  across the country  and  export  the  simulcasting  of  our  races  to  offsite pari-mutuel wagering facilities.

         o  operate in  conjunction  with the New York State  Lottery  more than
            1,500 video gaming machines ("VGMs") at the grandstand of Monticello
            Raceway.

         o  have an  agreement  with the St.  Regis  Mohawk Tribe to develop and manage, subject to regulatory approval, a Class III Indian casino on
            29 acres of land adjacent to Monticello Raceway.

      We plan to grow and  diversify  our business by marketing  our services to gaming and hospitality clients, seeking consulting relationships with additional gaming  clients  and  pursuing  acquisitions,  joint  ventures  or other  growth opportunities.

      Our principal  executive office is located at 701 N. Green Valley Parkway,
Suite 200, Henderson, Nevada 89074. Our telephone number is (702) 990-3355.

                             SUMMARY OF THE OFFERING

      This prospectus  relates to the reoffer and resale,  from time to time, of up to  3,500,000  shares of our common stock by the selling  stockholder  listed below.  The 3,500,000 shares of common stock being offered under this prospectus consist  of  2,500,000  shares  that  were  acquired  from  us  by  the  selling stockholder  upon its  exercise  of  options  pursuant  to that  certain  option agreement,  dated  November  12,  2004,  as  amended,  by and between us and the
selling   stockholder  and  1,000,000  shares  issuable  upon  the  exercise  of outstanding  options at an exercise price of $7.50 per share held by the selling stockholder pursuant to that certain option agreement,  dated November 12, 2004, as amended,  by and between us and the selling  stockholder.  In connection with the grant of the  options,  we agreed to  register  the resale of the  3,500,000 shares of common stock  underlying  the options with the Securities and Exchange
Commission at the request of the selling  stockholder.  The selling  stockholder made that request March 21, 2007.

      Our  registration  of the resale of our common stock does not  necessarily mean that all or any portion of such common  stock will be offered for resale by the selling  stockholder.  We will not receive any proceeds from the sale of our common  stock  under this  prospectus.  We have  agreed to bear the  expenses of registering the shares under all federal and state securities laws.

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. The risk factors  listed below are those that we consider to be material to an investment in our common stock and those which,  if realized,  could have material  adverse effects  on our  business,  financial  condition  or results  of  operations  as specifically discussed below. If such an adverse event occurs, the trading price of our  common  stock  could  decline,  and you  could  lose all or part of your investment.  Before  you  invest in our  common  stock,  you  should be aware of various risks,  including those described below.  You should carefully  consider these risk  factors,  together  with all of the other  information  included  or incorporated  by  reference  in this  prospectus,  before you decide  whether to
purchase  our  common  stock.   This  section  includes  or  refers  to  certain
forward-looking   statements.  You  should  refer  to  the  explanation  of  the qualifications and limitations on such  forward-looking  statements discussed on page 16.

RISKS RELATED TO OUR BUSINESS

      IF REVENUES AND OPERATING INCOME FROM OUR VGMS AT MONTICELLO  RACEWAY DO
NOT INCREASE OR IF WE ARE UNABLE TO DEVELOP A  SUCCESSFUL  INDIAN  CASINO,  IT
COULD ADVERSELY AFFECT OUR ABILITY TO SERVICE OUR OUTSTANDING DEBT.

      Our ability to service our senior secured convertible notes or loans under our credit  facility  with Bank of Scotland  will depend upon the success of our
VGM facility,  our ability to  successfully  develop and manage an Indian casino for the St. Regis Mohawk Tribe and our ability to attract sufficient attendance.

      There can be no assurance that VGMs will draw sufficiently large crowds to
Monticello  Raceway to increase local wagering to the point that we will realize a profit.  The  operations  and placement of our VGMs,  including the layout and distribution,  are under the  jurisdiction of the New York State Lottery and the program  contemplates  that  a  significant  share  of  the  responsibility  for marketing the program will be borne by the New York State Lottery.  The New York
State Lottery may make  decisions that we feel are not in our best interest and, as a  consequence,  the  profitability  of our VGM  operations may not reach the levels that we believe to be feasible or may be slower than expected in reaching those levels.  Until  recently,  our VGM operations were losing money, as we are only permitted to retain 32% of the first $50 million of our VGM revenue, 29% of the next $100 million of our VGM revenue and 26% our VGM gross revenue in excess of $150 million.  Moreover,  the legislation  authorizing the  implementation of
VGMs at Monticello  Raceway expires in 2013, prior to the stated maturity of our senior  secured  notes,  and no  assurance  can be given  that  the  authorizing legislation will be extended beyond this period.  Similarly,  the development of our proposed Indian casino is subject to many regulatory,  competitive, economic and business  risks beyond our  control,  and there can be no assurance  that it will be  developed  in a timely  manner,  or at all.  Any failure in this regard could  have a  material  adverse  impact on our  operations  and our  ability to service our debt obligations.

      AS A  HOLDING  COMPANY,  WE  ARE  DEPENDENT  ON  THE  OPERATIONS  OF OUR
SUBSIDIARIES  TO PAY  DIVIDENDS  OR MAKE  DISTRIBUTIONS  IN ORDER TO  GENERATE
INTERNAL CASH FLOW.

      We  are  a  holding  company  with  no  revenue   generating   operations.
Consequently,  our ability to meet our working capital requirements,  to service our debt  obligations  (including  under our senior secured notes or the Bank of
Scotland credit facility), depends on the earnings and the distribution of funds from our  subsidiaries.  There can be no assurance that these  subsidiaries will generate enough revenue to make cash distributions in an amount necessary for us to satisfy our working capital  requirements or our obligations under our senior secured  notes or the Bank of  Scotland  credit  facility.  In  addition,  these subsidiaries  may enter into  contracts  that limit or prohibit their ability to pay dividends or make  distributions.  Should our  subsidiaries be unable to pay dividends  or make  distributions,  our ability to meet our ongoing  obligations would be  jeopardized.  Specifically,  without the payment of  dividends  or the making of  distributions,  we would be unable to pay our  employees,  accounting professionals  or  legal  professionals,  all of whom we rely on to  manage  our operations, ensure regulatory compliance and sustain our public company status.

      CHANGES IN THE LAWS, REGULATIONS,  AND ORDINANCES (INCLUDING TRIBAL AND/OR
LOCAL  LAWS) TO WHICH THE GAMING  INDUSTRY IS SUBJECT,  AND THE  APPLICATION  OF
EXISTING  LAWS AND  REGULATIONS,  OR OUR  INABILITY OR THE  INABILITY OF OUR KEY
PERSONNEL,  SIGNIFICANT  STOCKHOLDERS,  OR JOINT  VENTURE  PARTNERS TO OBTAIN OR
RETAIN REQUIRED GAMING REGULATORY LICENSES,  COULD PREVENT THE COMPLETION OF OUR
CURRENT CASINO DEVELOPMENT PROJECTS, PREVENT US FROM PURSUING FUTURE DEVELOPMENT
PROJECTS,  FORCE US TO DIVEST THE HOLDINGS OF A STOCKHOLDER  FOUND UNSUITABLE BY
ANY FEDERAL,  STATE, REGIONAL OR TRIBAL GOVERNMENTAL BODY OR OTHERWISE ADVERSELY
IMPACT OUR RESULTS OF OPERATION.

      The ownership,  management and operation of gaming facilities are and will be subject to extensive federal,  state,  provincial,  tribal and/or local laws, regulations  and ordinances  that are  administered  by the relevant  regulatory agency or agencies in each jurisdiction.  These laws, regulations and ordinances
vary  from   jurisdiction   to   jurisdiction,   but   generally   concern   the
responsibilities,  financial  stability and character of the owners and managers of gaming  operations as well as persons  financially  interested or involved in gaming  operations,  and often require such parties to obtain certain  licenses, permits and approvals.  These laws,  regulations  and ordinances may also affect the  operations  of our  gaming  facilities  or our  plans  in  pursuing  future projects.

      Licenses  that we and our officers,  directors and principal  stockholders are subject to generally expire after a relatively short period of time and thus require  frequent  renewals and  reevaluations.  Obtaining these licenses in the first  place,  and for  purposes  of  renewals,  normally  involves  receiving a subjective determination of "suitability." A finding of unsuitability could lead to a material loss of investment by either us or our  stockholders,  as it would require  divestiture of one's direct or indirect  interest in a gaming  operator that conducts business in the licensing jurisdiction making the determination of unsuitability.  Consequently,  should we or any stockholder  ever be found to be unsuitable  by the federal  government,  the State of New York or the St.  Regis
Mohawk  Tribe,  to own a direct or indirect  interest  in a company  with gaming operations,  we or such  stockholder,  as the case may be,  could be  forced  to liquidate all interests in that entity.  Should either we or such stockholder be forced to liquidate these interests within a relatively short period of time, we or such  stockholder  would  likely be forced to sell at a  discount,  causing a material loss of investment value.

      During 2002,  certain  affiliates  of Bryanston  Group,  Inc.  ("Bryanston
Group"),  our former  largest  stockholder,  and six of our former  officers and directors were indicted for various  counts of tax and bank fraud.  On September
5, 2003, one of these former  directors  pleaded guilty to felony tax fraud, and on  February  4, 2004,  four  additional  former  officers  and  directors  were convicted of tax and bank fraud. None of the acts these individuals were charged with or  convicted  of  relate  to  their  former  positions  with or  ownership interests  in us and their  remaining  interests  do not  provide  them with any significant control in the management of our company.  However,  there can be no assurance  that none of the various  governmental  agencies  that now, or in the future may,  regulate and license our gaming related  activities  will factor in these  indictments  or criminal acts in  evaluating  our  suitability.  Should a regulatory  agency fail to acknowledge that these indictments and convictions do not bear on our  suitability,  we could lose our gaming licenses or be forced to liquidate certain or all of our gaming interests.

      We received a letter from the New York State Racing and Wagering  Board on
January 16, 2006,  requesting  information  about our plans to divest  Bryanston
Group and its affiliates of their remaining interests in us. We have advised the
New York State  Racing and  Wagering  Board that  approximately  one-half of the ownership of Bryanston  has been  forfeited to the United  States as a result of the  convictions  referred  to above.  According  to the  terms of our  Series E preferred stock, we have the option to redeem these shares at a price of $10 per share plus all accrued and unpaid dividends. The cost of redeeming these shares, as of December 31, 2006, was approximately  $22.9 million. We may not be able to obtain sufficient  financing in amounts or on terms that are acceptable to us in order to redeem all of these shares, should this be required.

      THE  GAMING  INDUSTRY  IN  THE  NORTHEASTERN  UNITED  STATES  IS  HIGHLY
COMPETITIVE,  WITH MANY OF OUR  COMPETITORS  BETTER KNOWN AND BETTER  FINANCED
THAN US.

      The  gaming  industry  in  the   northeastern   United  States  is  highly
competitive and increasingly run by multinational  corporations or Indian tribes that enjoy widespread name recognition,  established  brand loyalty,  decades of casino operation  experience and a diverse portfolio of gaming assets.  Atlantic
City, the second most popular gaming destination in the United States, with more than 10 full service hotel casinos,  is  approximately a two hour drive from New
York City,  the highly  popular  Foxwoods  Resort and Casino and the Mohegan Sun casino are each only two and a half hour  drives  from New York  City.  Harrah's
Entertainment,  Inc., a large gaming company, Trading Cove Associates, Inc., the developers  of the  Mohegan  Sun  casino,  and the  Wisconsin  Oneidas  are each planning  to develop  Indian  casinos  on  properties  that are near  Monticello
Raceway.  Additionally, on July 4, 2004, the State of Pennsylvania enacted a law allowing  for the  operation  of up to 61,000  slot  machines  at 14  locations.
Pursuant to this new law, slot machine  facilities  could be developed within 30 miles of Monticello  Raceway that would compete directly with our VGMs. One such development,  the  Mohegan  Sun at  Pocono  Downs,  opened in  January,  2007 in
Wilkes-Barre,  Pennsylvania,  approximately  75 miles  southwest of  Monticello.

Moreover,  a number of well financed Indian tribes and gaming  entrepreneurs are presently  seeking to develop  casinos in New York and Connecticut in areas that
are  90  miles  from  New  York  City,  such  as  Bridgeport,   Connecticut  and
Southampton,  New York.  In contrast,  we have limited  financial  resources and currently  operate only a harness horse racing  facility and VGMs in Monticello,
New York, which is approximately a one and a half hour drive from New York City.
No assurance can be given that we will be able to compete  successfully with the established  Atlantic  City  casinos,  existing  and  proposed  regional  Indian casinos,  slot machine  facilities in Pennsylvania or the casinos proposed to be developed by Harrah's Entertainment, Inc., Trading Cove Associates, Inc. and the
Wisconsin  Oneidas in the  Catskills  region of the State of New York for gaming customers.

      BECAUSE  OF  THE  UNIQUE  STATUS  OF  INDIAN  TRIBES,   OUR  ABILITY  TO
SUCCESSFULLY  DEVELOP AND MANAGE OUR PROPOSED INDIAN CASINO WILL BE SUBJECT TO
UNIQUE RISKS.

      We have limited experience in managing or developing Indian casinos, which presents unique challenges.  Indian tribes are sovereign nations and possess the inherent power to adopt laws and regulate matters within their jurisdiction. For example,  tribes are generally immune from suit and other legal processes unless they waive such immunity. Gaming at a casino developed with the St. Regis Mohawk
Tribe will be operated on behalf of such tribe's government, and that government is subject to changes in leadership or governmental policies,  varying political interests,  and pressures from the tribe's individual members,  any of which may conflict with our interests.  Thus, disputes between us and the St. Regis Mohawk
Tribe may arise.  With  respect  to  disputes  concerning  our  existing  gaming facility  management  agreement  and  development  agreement  with the St. Regis
Mohawk  Tribe,  the St. Regis Mohawk  Tribe has waived its  sovereign  immunity, although if for any reason that waiver should be ineffective, we might be unable to enforce our rights under such  agreement.  Also, it is possible that we might be  required  to seek  enforcement  of our  rights  in a court or other  dispute resolution  forum of the St.  Regis  Mohawk  Tribe,  instead of state or federal courts or arbitration.  As discussed below, until the gaming facility management agreement has been approved by the National  Indian Gaming  Commission  ("NIGC")
and by the St. Regis Mohawk Tribe,  the operative  provisions of that  agreement will not be valid or binding on the applicable tribe, and under relevant federal court precedent, it is likely that some or all of our other agreements with such tribe will also be inoperative until such gaming facility  management  agreement has been approved by the NIGC.

      Indian   gaming  is  also  governed  by  unique  laws,   regulations   and
requirements  arising under the Indian Gaming Regulatory Act of 1988, as amended
("IGRA"),  any  applicable  Class III gaming  compact,  and  gaming  laws of the applicable  Indian tribe,  and certain  federal  Indian law statutes or judicial principles.  A number of examples exist where Indian tribes have been successful
in  obtaining   determinations  that  management-related   contracts  (including
development or consulting contracts) were void as a result of the application of the unique provisions of these laws. For all of the foregoing and other reasons, we may encounter difficulties in successfully  developing and managing an Indian casino with the St. Regis Mohawk Tribe. Several companies with gaming experience that have tried to become  involved  in the  management  and/or  development  of
Indian casinos have been  unsuccessful.  Due to our management's  limited Indian gaming  experience,  no assurance can be given that we will be able to avoid the pitfalls  that  have  befallen  other  companies  in their  efforts  to  develop successful Indian gaming operations.

      GAMING IS A HIGHLY REGULATED  INDUSTRY AND CHANGES IN THE LAW COULD HAVE
A MATERIAL  ADVERSE EFFECT ON US AND OUR ABILITY TO CONDUCT  GAMING,  AND THUS
ON OUR ABILITY TO MEET OUR DEBT SERVICE OBLIGATIONS.

      Indian casinos in New York are regulated extensively by federal, state and tribal  regulatory  bodies,  including the NIGC and agencies of the State of New
York. As is the case with any casino, changes in applicable laws and regulations could limit or materially  affect the types of gaming that may be conducted,  or services provided, by our planned casino and the revenues realized from it.

      Currently, the operation of all gaming on Indian lands is subject to IGRA.
Over the past  several  years,  legislation  has been  introduced  in the United
States  Congress with the intent of  addressing a variety of perceived  problems with IGRA.  Specifically,  legislation  has been  proposed  which would have the effect of prohibiting  the operation of particular  classes of gaming on parcels of land,  such as ours,  that are not located on existing  Indian  reservations.
While none of the substantive  proposed amendments to IGRA have been enacted, we cannot  predict  future  legislative  acts.  In the event that  Congress  passes prohibitory legislation,  and if such legislation is sustained in the courts, we may be unable to move forward in  developing  our planned  Indian casino and our ability to meet our debt service  obligations  would be materially and adversely affected. In addition,  under federal law, gaming on Indian land is dependent on the  permissibility  under  state law of  specific  forms of  gaming or  similar activities.  If the  State  of New York  were to make  various  forms of  gaming illegal or against public policy,  such action may have an adverse effect on our ability to develop Indian gaming operations in the Catskills region of the State of New York.

      A TRANSFER OF A PROPOSED  CASINO  SITE TO THE UNITED  STATES TO BE HELD IN
TRUST FOR THE BENEFIT OF THE ST.  REGIS  MOHAWK  TRIBE MIGHT NOT OCCUR OR MAY BE
DELAYED FOR A SUBSTANTIAL  PERIOD OF TIME AND UNTIL SUCH A TRANSFER  OCCURS,  IT
WILL NOT BE POSSIBLE  FOR THE ST.  REGIS MOHAWK TRIBE TO OPERATE A CASINO IN THE
CATSKILLS REGION OF THE STATE OF NEW YORK FOR US TO MANAGE.

      Under IGRA, the St. Regis Mohawk Tribe will be able to operate a casino in the  Catskills  region of the State of New York only if the casino is located on land held by the  United  States in trust for the tribe (or  subject  to similar restrictions on transfer),  and only if such tribe exercises governmental powers over the casino site. That same Act, however, generally prohibits Indian casinos on land  transferred  into trust  after  October  17,  1988,  subject to certain exceptions, one of which is being pursued by the St. Regis Mohawk Tribe, without any assurance that it will be obtained.

       The exception being pursued by the St. Regis Mohawk Tribe permits land to be transferred after October 17, 1988, if, after consultation with the tribe and applicable state, local and other nearby tribal officials,  the Secretary of the
Interior (who acts through the Bureau of Indian Affairs (the "BIA"))  determines that a gaming  establishment  on the land proposed for transfer  would be in the best interest of the tribe and its members,  and would not be detrimental to the surrounding community,  and the governor of the applicable state concurs in such determination.  To date, the instances are very limited where this exception has been successful for  off-reservation  land,  particularly in circumstances where the land to be  placed  in trust is  located  a  substantial  distance  from the ancestral lands or reservation of a tribe.  While the St. Regis Mohawk Tribe has certain  ancestral  ties to the  Catskills  region of New York,  the region is a substantial  distance from land  recognized to be a part of the St. Regis Mohawk
Tribe's current reservation.  Nevertheless, we were advised that on December 21,
2006 the St.  Regis  Mohawk  Tribe  received a letter from the  Secretary of the
Interior  stating  that  the  St.  Regis  Mohawk  Tribe's  Final   Environmental
Assessment had been deemed sufficient,  that an Environmental Impact Study would not be required,  and that a finding of no significant  impact ("FONSI") related to the proposed  federal  action  approving  the request of the St. Regis Mohawk
Tribe to take 29.31  acres into  trust for the  purpose of  building a Class III gaming  facility to be located at Monticello  Raceway,  in accordance  with IGRA
(the  "Land-to-Trust  Transfer") had been issued. On February 19, 2007, New York
Governor Eliot Spitzer issued his  concurrence  with this  determination  by the
Secretary  of the  Interior  and  signed the  amendment  to the Class III gaming compact  between  the St.  Regis  Mohawk  Tribe and the State of New York.  Such
amendment to the gaming compact  between the St. Regis Mohawk Tribe and New York
State effecting the Land-to-Trust  Transfer must be reviewed and approved by the
BIA and the BIA must take the  necessary  administrative  action  to effect  the
Land-to-Trust Transfer. No assurance can be given that the BIA will provide such approval or take the necessary administrative action to effect the Land-to Trust
Transfer.

      IF OUR GAMING  FACILITY  MANAGEMENT  AGREEMENT  IS NOT  APPROVED  BY THE
NIGC,  WE WILL NOT BE ABLE TO EXECUTE OUR CURRENT  BUSINESS PLAN OF DEVELOPING
AND MANAGING AN INDIAN CASINO.

      Our  agreement  with the St.  Regis  Mohawk Tribe will not be effective to allow us to commence the  development  or management of a gaming  facility until our management  agreement is first approved by the NIGC, and that approval might not be obtained or might be  obtained  only after we agree to modify  terms that either reduce our revenues under the agreement or otherwise adversely affect us.

      No management  contract for tribally operated Class II or Class III gaming is valid until  approved by the NIGC,  and under  current  case law in New York, provisions of any agreement  collateral  to a management  contract,  such as our development agreement,  are likewise not valid until the management agreement is so  approved.  The NIGC has broad  discretion  to  approve  or  reject  proposed management contracts,  and by law the NIGC can approve management fees exceeding
30% of related net gaming revenues only if the chairman of the NIGC is satisfied that the capital investment  required,  and the income projections,  require the additional fee. The St. Regis Mohawk Tribe has agreed to pay us a 30% management fee, as well as other compensation under the development  agreement.  Our gaming facility  management  agreement  with the St.  Regis Mohawk Tribe had been under review with the NIGC for  approximately 3 1/2 years when, in 2000, the St. Regis
Mohawk Tribe  renounced  their  agreements with us and entered into an agreement with Park Place Entertainment  Corporation (now Harrah's  Entertainment,  Inc.).
Consequently,  our  request  for  review  by the  NIGC  of the  gaming  facility management agreement was subsequently  withdrawn.  On August 1, 2005, we entered into a letter agreement with the St. Regis Mohawk Tribe pursuant to which, among other items, both parties  re-affirmed their prior contracts.  In March 2006, we re-submitted a gaming facility management agreement to the NIGC, which contained revisions to address  certain  comments made by the NIGC in their prior reviews.
No  assurance  can be given  that the NIGC  will  approve  the  gaming  facility management  agreement,  as  amended,  or  that  further  modifications  to  such agreement  will  not be  required  prior  to the NIGC  granting  approval.  Such modifications could include a material reduction in the management fees or other compensation we have negotiated with the St. Regis Mohawk Tribe. As amended, and approved by the NIGC,  the gaming  facility  management  agreement  will require formal  approval by the St. Regis Mohawk  Tribe  before such  agreement  becomes effective.  We cannot guarantee that the St. Regis Mohawk Tribe will approve the amended gaming  facility  management  agreement in order to obtain approval from the NIGC.

      A CLASS III  GAMING  COMPACT  BETWEEN  THE STATE OF NEW YORK AND THE ST.
REGIS MOHAWK TRIBE MUST BE NEGOTIATED AND BECOME  EFFECTIVE  BEFORE SUCH TRIBE
CAN OPERATE A CASINO FOR US TO MANAGE.

      The St. Regis Mohawk Tribe can not lawfully  engage in Class III gaming in the Catskills region of the State of New York unless such tribe and the Governor for the State of New York enter into a Class III gaming  compact for such gaming that is approved or deemed  approved by the Secretary of the Interior.  Although courts have  invalidated  two other Class III gaming  compacts  between New York tribes  and the  State  of New York due to lack of  legislative  authority,  the governor has received requisite legislative  authorization to enter into a Class
III gaming  compact with the St. Regis Mohawk Tribe in the  Catskills  region of the State of New York.  Such gaming  compacts will not be entered into until the appropriate  land has been taken into trust by the United States for the benefit of such tribe. On February 19, 2007, the St. Regis Mohawk Tribe and the State of
New York  entered  into an  amendment  to their  compact  for Class III  gaming, pursuant to which,  among  other  things,  New York State  would  receive 20% of slot-machine revenues for the first two years after the Tribe's Class III casino to be located at Monticello  Raceway  opens,  23% for the next two years and 25%
thereafter.

      Pursuant to IGRA,  the compact  for Class III gaming  entered  into by the
State of New York and the St. Regis Mohawk Tribe does not become effective until an approval of the compact by the  Secretary of the Interior has been  published in the Federal Register.  Additionally,  the compact could become effective, but only to the extent it is consistent with IGRA,  upon  publication of a notice in the Federal  Register  that  forty-five  days have elapsed after the compact was submitted for approval to the Secretary of the Interior and the Secretary of the
Interior neither approved nor disapproved the compact. No assurance can be given that the Secretary of the Interior will approve the terms of any compact  agreed to by the St. Regis Mohawk Tribe and the State of New York. In  particular,  the existence of revenue sharing provisions in a compact by which a state receives a share of tribal  gaming  revenues has provided a basis for the  Secretary of the
Interior to disapprove a compact. IGRA generally prohibits a state from imposing a tax on tribes for the privilege of conducting  gaming in the state. The Seneca
Nation-State  of New York gaming  compact that governs the Seneca  Niagara Falls
Casino,  for example,  was neither approved nor disapproved  within the required
45-day period,  and therefore  became  effective upon publication of a notice in the Federal Register. In the letter to the Seneca Nation and the governor of New
York, the Secretary of the Interior stated that the State of New York's right to receive up to 25% of gross gaming  revenues was primarily  based on the State of
New York's  grant of an  extensive  area in which the Seneca  Nation  would have broad exclusive gaming rights. If the Secretary of the Interior  disapproves any agreed upon  compact,  the compact will not become  effective  and the St. Regis
Mohawk Tribe will not be able to conduct  gaming under its terms.  Since 2003, a bill has been pending in Congress that would limit a state's right to share in a tribe's  gaming  revenues  unless the state  provided  the tribe a  "substantial economic  benefit."  We  cannot  predict  if this or other  legislation  will be enacted or, if enacted,  would  prevent a gaming  compact  between the St. Regis
Mohawk Tribe and the State of New York.

      WE MAY REQUIRE  ADDITIONAL  FINANCING  IN ORDER TO DEVELOP OUR  PROPOSED
INDIAN  CASINO  AND WE MAY BE UNABLE TO MEET OUR FUTURE  CAPITAL  REQUIREMENTS
AND EXECUTE OUR BUSINESS STRATEGY.

      Because we may not be able to continue to generate sufficient cash to fund our  operations,  we may be forced to rely on external  financing to develop our
Indian casino project and to meet future capital and operating requirements. Any projections  of future  cash  needs and cash flows are  subject  to  substantial uncertainty. Our capital requirements depend upon several factors, including the rate of market acceptance,  our ability to expand our customer base and increase revenues,  our level of  expenditures  for  marketing  and sales,  purchases  of equipment,  revenues  and  other  factors.  If  our  capital  requirements  vary materially from those currently  planned,  we may require  additional  financing sooner  than  anticipated.  We can  make no  assurance  that  financing  will be available  in amounts  or on terms  acceptable  to us or within the  limitations contained  in our  credit  facility  with  Bank  of  Scotland  or the  indenture governing our senior secured  convertible notes, if at all. Further, if we issue equity securities,  stockholders may experience  additional  dilution or the new equity securities may have rights,  preferences or privileges senior to those of existing holders of common stock, and debt financing, if available,  may involve restrictive  covenants  which could restrict our  operations or finances.  If we cannot raise funds, if needed, on acceptable terms, we may be required to delay, scale back or eliminate some of our expansion and  development  goals related to the casino  projects  and we may not be able to continue  our  operations,  grow market share,  take advantage of future  opportunities or respond to competitive pressures  or  unanticipated  requirements  which  could  negatively  impact our business, operating results and financial condition.

      In addition, the construction of the Indian casino project may depend upon the ability of the St. Regis Mohawk Tribe to obtain  financing  for the project.
In order to assist the St. Regis Mohawk Tribe to obtain any such financing,  we, or one of our  subsidiaries,  may be required to guarantee  the St. Regis Mohawk
Tribe's debt  obligations.  Any guarantees by us or one of our  subsidiaries  or similar  off-balance  sheet  liabilities,  if any,  will  increase our potential exposure in the event of a default by the St.  Regis  Mohawk  Tribe.  Our credit facility  and  indenture  would  not  currently  permit  us  to  guarantee  such financing.

      OUR  MANAGEMENT   REVENUES  FROM  OUR  PROPOSED  INDIAN  CASINO  MAY  BE
ADVERSELY  AFFECTED BY MATTERS  ADVERSE TO THE ST. REGIS MOHAWK TRIBE THAT ARE
UNRELATED TO US.

      When constructed,  our proposed Indian casino site will be either owned by the St.  Regis  Mohawk  Tribe,  or held by the  United  States  in trust for the benefit of the St.  Regis  Mohawk  Tribe.  We and our  subsidiaries  will derive revenues from the site based on our management and development contracts. If the
St. Regis Mohawk Tribe does not adequately  shield its gaming  operations at the site from obligations arising from its other non-gaming operations,  and the St.
Regis  Mohawk  Tribe  suffers a material  adverse  event such as  insolvency,  a default  or  civil  damages  in a matter  in  which  it did not  have  sovereign immunity,  creditors could attempt to seize some or all of the personal property or profits from the St. Regis Mohawk Tribe's gaming operations or move to have a receiver  or trustee  appointed.  Such a result  could lead to the  voidance  or indirect modification by a court of our subsidiaries' management and development contracts with the St. Regis Mohawk Tribe,  leading to a material adverse affect on our  operations.  We may be  required  by lenders  who  finance the casino to subordinate  all or part of our management  fees to the prior payment in full of their financing.  In addition,  if creditors were to seize any or all of the St.

Regis  Mohawk  Tribe's  revenues  from  gaming  operations,   our  subsidiaries'
management and  development  agreements with the St. Regis Mohawk Tribe would be rendered  worthless,  as the ability to conduct  casino  style  gambling on that property may no longer be permissible.

      THE CONTINUING  DECLINE IN THE POPULARITY OF HORSE RACING AND INCREASING
COMPETITION IN SIMULCASTING  COULD ADVERSELY IMPACT THE BUSINESS OF MONTICELLO
RACEWAY.

      Since the  mid-1980s,  there has been a general  decline  in the number of people  attending and wagering at live horse races at North American  racetracks due to a number of factors,  including increased competition from other forms of
gaming,   unwillingness  of  customers  to  travel  a  significant  distance  to racetracks and the increasing  availability of off-track wagering. The declining attendance  at  live  horse  racing  events  has  prompted  racetracks  to  rely increasingly  on revenues  from  inter-track,  off-track  and  account  wagering markets. The industry-wide focus on inter-track,  off-track and account wagering markets has  increased  competition  among  racetracks  for outlets to simulcast their live races.  A  continued  decrease  in  attendance  at live events and in on-track  wagering,  as  well  as  increased  competition  in  the  inter-track, off-track and account wagering  markets,  could lead to a decrease in the amount wagered at Monticello Raceway.  Our business plan anticipates the possibility of
Monticello Raceway attracting new customers to its racetrack wagering operations through VGM operations and potential  casino  development in order to offset the
general  decline  in  raceway   attendance.   However,   even  if  the  numerous
arrangements, approvals and legislative changes necessary for casino development occur,  Monticello  Raceway may not be able to maintain  profitable  operations.
Public tastes are unpredictable  and subject to change.  Any decline in interest in horse racing or any change in public tastes may adversely  affect  Monticello
Raceway's  revenues  and,  therefore,  limit  its  ability  to  make a  positive contribution to our results.

      WE  DEPEND ON OUR KEY  PERSONNEL  AND THE LOSS OF THEIR  SERVICES  WOULD
ADVERSELY AFFECT OUR OPERATIONS.

      If we are unable to maintain our key  personnel  and attract new employees with high  levels of  expertise  in those  gaming  areas in which we  propose to engage,  without  unreasonably  increasing our labor costs, the execution of our business  strategy may be hindered and our growth  limited.  We believe that our success  is  largely  dependent  on  the  continued  employment  of  our  senior management and the hiring of strategic key personnel at reasonable costs. If any of our current  senior  managers  were unable or unwilling to continue in his or her  present  position,  or we were  unable to  attract a  sufficient  number of qualified employees at reasonable rates, our business, results of operations and financial condition will be materially adversely affected.

      SUBSTANTIAL  LEVERAGE AND DEBT SERVICE  OBLIGATIONS MAY ADVERSELY AFFECT
OUR CASH FLOW, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      As a result of the issuance of our senior secured notes,  our debt service obligations  increased  substantially.  There is the possibility  that we may be unable to generate cash sufficient to pay the principal or interest on and other amounts  due in  respect  of our  indebtedness  when  due.  We  may  also  incur substantial  additional  indebtedness  in the future.  Our level of indebtedness will have several important effects on our future operations, including, without limitation:

                                       10

o  a portion of our cash flow from  operations  will be dedicated to the payment
   of  any  interest  or  principal   required   with  respect  to   outstanding
   indebtedness;
o  increases in our  outstanding  indebtedness  and leverage  will  increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and
o  depending  on the  levels of our  outstanding  indebtedness,  our  ability to obtain additional financing for working capital,  general corporate and other purposes may be limited.

      Our ability to make payments of principal and interest on our indebtedness depends  upon our future  performance,  which is  subject  to  general  economic conditions,  industry cycles and financial, business and other factors affecting our  operations,  many of which are beyond our control.  Our business  might not continue to generate cash flow at or above current  levels.  If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

o  to seek additional financing in the debt or equity markets;
o  to refinance or restructure all or a portion of our indebtedness, including our senior secured convertible notes; or
o  to sell selected assets.

      Such  measures  might  not be  sufficient  to  enable  us to  service  our indebtedness. In addition, any such financing, refinancing or sale of assets may not be available on commercially reasonable terms, or at all.

      WE  MAY  NOT  HAVE  THE  ABILITY  TO  REPURCHASE   OUR  SENIOR   SECURED
CONVERTIBLE NOTES.

      Upon the  occurrence  of a change in control (as defined in the  indenture governing  our  senior  secured  convertible  notes),  we would be  required  to repurchase all of our outstanding  senior secured  convertible notes tendered to us by the holders of such notes.  In addition,  we may be required to repurchase our senior  secured  convertible  notes on July 31,  2009 if the  holders of the notes  make a  request.  We  cannot  assure  you  that we will  have  sufficient financial resources,  or will be able to arrange financing,  to pay the purchase price for all of such notes tendered by the holders in connection  with any such repurchase.  Any failure to repurchase the notes when required will result in an event of default under the indenture.

      In  addition,  the events that  constitute  a change of control  under the indenture  may also be events of  default  under any credit  agreement  or other agreement  governing future debt. These events may permit the lenders under such
credit   agreement  or  other  agreement  to  accelerate  the  debt  outstanding thereunder and, if such debt is not paid, to enforce  security  interests in the collateral  securing  such debt,  thereby  limiting our ability to raise cash to purchase the notes, and reducing the practical  benefit of the offer to purchase provisions to the holders of the notes.

      FUTURE SALES OF SHARES OF OUR COMMON  STOCK IN THE PUBLIC  MARKET OR THE
CONVERSION OF OUR SENIOR SECURED  CONVERTIBLE NOTES COULD ADVERSELY AFFECT THE
TRADING PRICE OF SHARES OF OUR COMMON STOCK,  THE VALUE OF OUR SENIOR  SECURED
CONVERTIBLE NOTES AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

                                       11

      Future sales of  substantial  amounts of shares of our common stock in the public  market,  the  conversion of our senior  secured  convertible  notes into shares of our common stock,  or the perception that such sales or conversion are likely to occur, could affect prevailing trading prices of our common stock and, as a result,  the value of our senior secured  convertible notes. As of July 23,
2007, we had 29,582,182 shares of common stock  outstanding.  Because our senior secured convertible notes generally are initially convertible into shares of our common stock only at a conversion price in excess of the recent trading price, a decline in our  common  stock  price may cause the value of our  senior  secured convertible notes to decline. In addition,  due to this dilution,  the existence of our  senior  secured  convertible  notes  may  encourage  trading  strategies involving our senior secured  convertible  notes and our common stock  including short  selling by market  participants,  a practice in which an  investor  sells shares  that he or she does  not own at  prevailing  market  prices,  hoping  to purchase shares later at a lower price to cover the sale.

      On January 12,  2004,  18,219,075  shares of our common  stock were issued pursuant to our acquisition of Monticello Raceway Management,  Inc.,  Monticello
Casino Management,  LLC, Monticello Raceway Development  Company, LLC and Mohawk
Management,  LLC,  all  of  which  may  be  sold  to the  public  pursuant  to a registration  statement  under  the  Securities  Act of 1933,  as  amended  (the
"Securities  Act").  We also  issued  4,050,000  shares of our  common  stock to multiple  investors  in February  2004 in a private  placement.  On December 28,
2006,  we entered  into an amendment to that  certain  option  agreement,  dated
November  12,  2004,   between  our  company  and  Concord   Associates  Limited
Partnership  ("Concord")  pursuant  to which (i) Concord  exercised  options for
2,500,000  shares of our common stock for an  aggregate  cash  consideration  of
$18,750,000  which was paid on January 26, 2007 and (ii)  Concord  retained  the right to exercise options for an additional 1,000,000 shares of our common stock at $7.50 per share until December 27, 2007. At June 30, 2007, we had outstanding options to purchase  an  aggregate  of  3,502,426  shares of common  stock at an average  exercise  price of $6.21 per share and  250,000  warrants  at $7.50 per warrant. If the holders of these shares,  options or warrants were to attempt to sell a  substantial  amount of their  holdings at once,  the market price of our common  stock  would  likely  decline.  Moreover,  the  perceived  risk  of this potential  dilution could cause stockholders to attempt to sell their shares and investors to engage in short selling of our stock. As each of these events would cause the  number  of  shares of our  common  stock  being  offered  for sale to increase,  the common stock's market price would likely further decline.  All of these events could  combine to make it very  difficult  for us to sell equity or equity-related  securities  in the  future  at a time  and  price  that  we deem appropriate.

      THE VALUE OF THE  CONVERSION  RIGHT  ASSOCIATED  WITH THE SENIOR SECURED
CONVERTIBLE NOTES MAY BE SUBSTANTIALLY  LESSENED OR ELIMINATED IF WE ARE PARTY
TO A MERGER, CONSOLIDATION OR OTHER SIMILAR TRANSACTION.

      If we are party to a  consolidation,  merger or binding share  exchange or transfer or lease of all or  substantially  all of our assets  pursuant to which shares  of our  common  stock  are  converted  into  cash,  securities  or other property, at the effective time of the transaction,  the right to convert senior secured convertible notes into shares of our common stock will be changed into a right to convert the note into the kind and amount of cash,  securities or other property  which the holder would have  received if the holder had  converted its senior secured  convertible  notes  immediately  prior to the transaction.  This change  could  substantially  lessen or  eliminate  the value of the  conversion privilege  associated  with the notes in the  future.  For  example,  if we were

                                       12

acquired in a cash merger,  each note would become  convertible solely into cash and would no longer be  convertible  into  securities  whose  value  would  vary depending on our future prospects and other factors.

      CERTAIN  PROVISIONS  OF OUR  CERTIFICATE  OF  INCORPORATION  AND  BYLAWS
DISCOURAGE  UNSOLICITED TAKEOVER PROPOSALS AND COULD PREVENT STOCKHOLDERS FROM
REALIZING A PREMIUM RETURN ON THEIR INVESTMENT IN OUR COMMON STOCK.

      Our board of  directors  is divided  into three  classes,  with each class constituting  one-third of the total number of directors and the members of each class serving staggered  three-year  terms. This  classification of the board of directors makes it more difficult for our stockholders to change the composition of the board of  directors  because  only a  minority  of the  directors  can be elected at once. The  classification  provisions  could also  discourage a third party from  accumulating  our stock or attempting to obtain  control of us, even though this attempt might be  beneficial  to us and some, or a majority,  of our stockholders. Accordingly, under certain circumstances our stockholders could be deprived of opportunities to sell their shares of common stock at a higher price than might otherwise be available.  In addition,  pursuant to our certificate of incorporation,  our board of directors has the authority, without further action by the stockholders,  to issue up to 3,225,045 shares of preferred stock on such terms and with such rights,  preferences and  designations,  including,  without limitation,  restricting  dividends on our common stock,  dilution of our common stock's voting power and impairing the liquidation  rights of the holders of our common  stock,  as the  board  of  directors  may  determine.  Issuance  of such preferred stock,  depending upon its rights,  preferences and designations,  may also have the effect of delaying, deterring or preventing a change in control.

      STOCKHOLDERS'  ABILITY TO INFLUENCE  CORPORATE  DECISIONS MAY BE LIMITED
BECAUSE OUR MAJOR STOCKHOLDERS OWN A LARGE PERCENTAGE OF OUR COMMON STOCK.

      Our significant  stockholders own a substantial portion of our outstanding stock.  As a result of their  stock  ownership,  if these  stockholders  were to choose to act  together,  they may be able to  effectively  control  all matters submitted to our stockholders for approval,  including the election of directors and approval of any merger, consolidation or sale of all or substantially all of our  assets.  This  concentration  of voting  power  could  delay or  prevent an acquisition  of our  company on terms that other  stockholders  may  desire.  In addition,  as the  interests of our majority and minority  stockholders  may not always  be the  same,  this  large  concentration  of  voting  power may lead to stockholder votes that are inconsistent with other  stockholders' best interests or the best interest of us as a whole.

      THE  MARKET  PRICE OF OUR  COMMON  STOCK  IS  VOLATILE,  LEADING  TO THE
POSSIBILITY OF ITS VALUE BEING DEPRESSED AT A TIME WHEN OUR STOCKHOLDERS  WANT
TO SELL THEIR HOLDINGS.

      The market price of our common stock has in the past been,  and may in the future continue to be, volatile. For instance,  between January 1, 2004 and July
23, 2007, the closing bid price of our common stock has ranged between $3.30 and
$15.00.  A variety of events may cause the market  price of our common  stock to fluctuate significantly, including but not necessarily limited to:

o  quarter  to  quarter   variations  in  operating   results;
o  adverse  news announcements; and
o  market conditions for the gaming industry.

                                       13

      In addition, the stock market in recent years has experienced  significant price and volume  fluctuations for reasons  unrelated to operating  performance.
These market fluctuations may adversely affect the price of our common stock and other  interests  in our  company at a time when our  stockholders  want to sell their interest in us.

GENERAL BUSINESS RISKS

      TERRORISM AND THE UNCERTAINTY OF WAR MAY HARM OUR OPERATING RESULTS.

      The  terrorist  attacks  of  September  11,  2001  and  the  after-effects
(including  the  prospects  for more  terror  attacks in the  United  States and abroad), combined with recent economic trends and the United States-led military action in Iraq had a negative impact on various regions of the United States and on a wide  range  of  industries,  including,  in  particular,  the  hospitality industry. In particular, the terrorist attacks, as well as the United States war on terrorism,  may have an unpredictable  effect on general economic  conditions and may harm our future results of operations as they may engender  apprehension in people who would otherwise be inclined to travel to destination  resort areas like the  Catskills  region of the State of New York.  Moreover,  in the future, fears of recession,  war and additional acts of terrorism may continue to impact the United States economy and could negatively impact our business.

      WE ARE SUBJECT TO GREATER RISKS THAN A GEOGRAPHICALLY DIVERSE COMPANY.

      Our proposed  operations are primarily  limited to the Catskills region of the State of New York. As a result, in addition to our susceptibility to adverse global and domestic economic,  political and business  conditions,  any economic downturn in the region could have a material  adverse effect on our  operations.
An economic  downturn would likely cause a decline in the  disposable  income of consumers  in the  region,  which  could  result in a decrease  in the number of patrons  at our  proposed  facilities,  the  frequency  of their  visits and the average  amount that they would be willing to spend at the proposed  casino.  We are  subject to greater  risks than more  geographically  diversified  gaming or resort  operations and may continue to be subject to these risks upon completion of our expansion projects, including:

o  a downturn in national,  regional or local economic conditions;
o  an  increase  in  competition  in New York State or the  northeastern  United
   States and Canada,  particularly  for day-trip  patrons  residing in New York
   State,  including  as a result of recent  legislation  permitting  new Indian casinos  and VGMs at  certain  racetracks  and other  locations  in New York,
   Connecticut and Pennsylvania;
o  impeded access due to road construction or closures of primary access routes; and
o  adverse  weather and natural and other disasters in the  northeastern  United
   States and Canada.

      The  occurrence  of any one of the events  described  above  could cause a material  disruption  in our business and make us unable to generate  sufficient cash flow to make payments on our obligations.

                                       14

      OUR  BUSINESS   COULD  BE  AFFECTED  BY   WEATHER-RELATED   FACTORS  AND
SEASONALITY.

      Our results of operations may be adversely affected by weather-related and seasonal factors.  Severe winter weather conditions may deter or prevent patrons from reaching our gaming facilities or undertaking day trips. In addition,  some recreational  activities are curtailed  during the winter  months.  Although our budget assumes these seasonal  fluctuations  in gaming revenues for our proposed
Indian  casino to ensure  adequate  cash flow during  expected  periods of lower revenues,  we cannot ensure that  weather-related  and seasonal factors will not have a material adverse effect on our operations.  Our limited operating history makes it difficult to predict the future effects of seasonality on our business, if any.

      WE ARE VULNERABLE TO NATURAL  DISASTERS AND OTHER DISRUPTIVE EVENTS THAT
COULD  SEVERELY  DISRUPT THE NORMAL  OPERATIONS  OF OUR BUSINESS AND ADVERSELY
AFFECT OUR EARNINGS.

      Currently,  the  majority of our  operations  are located at a facility in
Monticello,  New York and our proposed Indian casino will be located in the same general geographic area. Although this area is not prone to earthquakes, floods, tornados,  fires or other  natural  disasters,  the  occurrence  of any of these events or any other cause of material  disruption in our operation  could have a material  adverse  effect on our  business,  financial  condition  and operating results. Moreover, although we do maintain insurance customary for our industry, including a policy with a ten million dollar ($10,000,000) limit of coverage for the perils of flood and earthquake,  we cannot ensure that this coverage will be sufficient in the event of one of the disasters mentioned above.

      WE MAY BE SUBJECT TO  MATERIAL  ENVIRONMENTAL  LIABILITY  AS A RESULT OF
UNKNOWN ENVIRONMENTAL HAZARDS.

      We currently own 232 acres of land. As a  significant  landholder,  we are subject to numerous  environmental laws.  Specifically,  under the Comprehensive
Environmental  Response,  Compensation  and Liability Act, a current or previous owner or operator of real  estate may be  required to  investigate  and clean up hazardous  or toxic  substances  or  chemical  releases  on or  relating  to its property and may be held liable to a governmental entity or to third parties for property  damage,  personal  injury  and for  investigation  and  cleanup  costs incurred  by such  parties  in  connection  with the  contamination.  Such  laws typically impose cleanup  responsibility and liability without regard to whether the  owner  knew of or  caused  the  presence  of  contaminants.  The  costs  of investigation, remediation or removal of such substances may be substantial.

      POTENTIAL CHANGES IN THE REGULATORY ENVIRONMENT COULD HARM OUR BUSINESS.

      From time to time,  legislators and special  interest groups have proposed legislation  that would  expand,  restrict or prevent  gaming  operations in the jurisdictions  in which we operate or intend to operate.  For  example,  Senator
John  McCain of  Arizona,  the  former  chairman  of the Senate  Indian  Affairs
Committee,  announced  in 2006 that he is calling for hearings on all aspects of
Indian  gaming.  In  addition,  from time to time,  certain  anti-gaming  groups propose  referenda  that, if adopted,  could force us to curtail  operations and incur significant losses.

      WE ARE DEPENDENT ON THE STATE OF NEW YORK,  SULLIVAN COUNTY, THE TOWN OF
THOMPSON  AND THE VILLAGE OF  MONTICELLO  TO PROVIDE OUR  PROPOSED  FACILITIES
WITH CERTAIN NECESSARY SERVICES.

      Former New York State Governor  George Pataki  proposed  legislation  that would result in up to five Indian casinos being developed in Sullivan County. It is  uncertain  whether the local  governments  have the ability to support  this

                                       15

level of economic development.  The demands placed upon the local governments by these expansion efforts may be beyond the infrastructure capabilities that these entities  are able to provide.  The  failure of the State of New York,  Sullivan
County,  the Town of Thompson or the Village of  Monticello  to provide  certain
necessary  services  such  as  water,  sanitation,   law  enforcement  and  fire
protection,  or to be able to support increased traffic demands for our proposed facilities, would have a material adverse effect on our business.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-3 with the Securities and
Exchange  Commission for the resale of the common stock being offered under this prospectus.  This  prospectus  does not contain all the information set forth in the registration  statement.  You should refer to the registration statement and its exhibits for  additional  information.  Whenever we make  references in this prospectus  to  any  of  our  contracts,  agreements  or  other  documents,  the references  are not  necessarily  complete  and you should refer to the exhibits attached to the  registration  statement for the copies of the actual  contract, agreement or other document.

      You should rely only on the  information and  representations  provided or incorporated by reference in this prospectus or any related supplement.  We have not  authorized  anyone  else to provide  you with  different  information.  The selling  stockholder  will not make an offer to sell  these  shares in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each such document.

      The  Securities  and Exchange  Commission  maintains  an Internet  site at
http://www.sec.gov,  which contains reports,  proxy and information  statements, and other  information  regarding us. You may also read and copy any document we file with the Securities and Exchange  Commission at its Public  Reference Room,
100 F Street,  N.E.,  Washington,  D.C.  20549.  Please call the  Securities and
Exchange  Commission at 1-800-SEC-0330 for further  information on the operation of the Public Reference Room.

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This  prospectus  includes or  incorporates  by reference  forward-looking statements  within the meaning of Section 27A of the  Securities Act and Section
21E of the Securities  Exchange Act of 1934, as amended.  In some cases, you can identify  forward-looking  statements by words such as "may," "will,"  "should,"
"could,"  "expect,"  "plan,"  "anticipate,"   "believe,"  "estimate,"  "intend,"
"project," "seek," "predict," "potential" or "continue" or the negative of these terms or other comparable  terminology.  These statements are only  predictions.
Actual events or results may differ materially.  In evaluating these statements, you should specifically  consider various factors,  including the risks outlined under "Risk Factors." Although we believe that the expectations reflected in the forward-looking  statements are reasonable,  we cannot guarantee future results, levels of activity,  performance or achievements. We are under no duty to update any of the  forward-looking  statements  after  the date of this  prospectus  to conform these statements to actual results.

                                       16

                           INCORPORATION BY REFERENCE

      The  Securities  and  Exchange  Commission  allows us to  "incorporate  by reference" the  information we file with them,  which means that we can disclose important information to you by referring to those documents. The information we incorporate  by  reference is  considered  to be a part of this  prospectus  and information that we file later with the Securities and Exchange  Commission will automatically  update and replace this information.  We incorporate by reference the documents  listed below and any future  filings we make with the  Securities and  Exchange  Commission  under  Sections  13(a),  13(c),  14 or  15(d)  of the
Securities  Exchange Act of 1934,  as amended prior to the  termination  of this offering:

(1)  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(2)  Our Quarterly Report on Form 10-Q for the period ended March 31, 2007;

(4)  The filed  portions of our  Current  Report on Form 8-K filed on January 3,
     2007;

(5)  The filed  portions of our Current Report on Form 8-K filed on February 20,
     2007;

(6)  The filed  portions of our Current Report on Form 8-K filed on February 20,
     2007;

(7)  The  filed  portions  of our  Current  Report on Form 8-K filed on June 22,
     2007;

(8)  The  filed  portions  of our  Current  Report on Form 8-K filed on June 25,
     2007;

(9)  Our definitive Proxy Statement on Schedule 14A filed on April 24, 2007; and

(10) The description of our common stock contained in our registration statement on Form 8-A12B,  as filed with the  Securities  and Exchange  Commission on
     June 20, 2001 pursuant to Section 12(g) of the  Securities  Exchange Act of
     1934, as amended.

      You may request a copy of these  filings  (excluding  the exhibits to such filings  which  we have  not  specifically  incorporated  by  reference  in such filings) at no cost, by writing or telephoning us at:

                              Empire Resorts, Inc.
                          Attention: Investor Relations
                     701 N. Green Valley Parkway, Suite 200
                             Henderson, Nevada 89074
                                 (702) 990-3355

                                 USE OF PROCEEDS

      The selling stockholder will receive all the proceeds from the sale of our common stock under this prospectus. Accordingly, we will not receive any part of the proceeds from the sale of our common stock under this prospectus.

                                       17

                               SELLING STOCKHOLDER

      The following  table sets forth the name of the selling  stockholder,  the number of shares  beneficially owned by the selling  stockholder,  the number of shares  that may be offered  under this  prospectus  and the number of shares of common stock owned by the selling  stockholder  after the offering is completed.
The selling  stockholder  has not been an officer,  director or had any material relationship  with us  within  the past  three  years  except  that the  selling stockholder  was a party to that certain  merger  agreement by and among us, the selling stockholder and Sullivan Resorts,  LLC dated March 3, 2005 regarding the potential acquisition by us of certain real estate assets, including the Concord and Grossinger's resorts,  which merger agreement was terminated on December 30,
2005. In connection with the contemplation of such merger agreement,  we entered into an option agreement with the selling stockholder dated November 12, 2004.

      Beneficial  ownership is determined  in  accordance  with the rules of the
Securities and Exchange  Commission and generally  includes voting or investment power with respect to securities.

                                                                                                  Number of Common
                                                 Number of Common                               Shares/Percentage of
                                                Shares Owned Prior      Number of Common      Class to Be Owned After
NAME                                              to the Offering     Shares to be Offered   Completion of the Offering
----                                            ------------------    --------------------   --------------------------
Concord Associates Limited Partnership (1)           3,500,000 (2)          3,500,000                    0/0%
TOTAL:                                               3,500,000              3,500,000

(1)   Convention Hotels, LLC is the general partner of Concord Associates,  L.P.
      The management  committee of Convention Hotels,  LLC, comprised of Messrs.
      Louis  Cappelli,  Frank  Adipietro,  Bruce Berg and Scott Rechler,  shares voting and dispositive  power over the shares held by Concord  Associates,
      L.P.

(2)   Includes  2,500,000  shares of common  stock  owned  directly  by  Concord
      Associates Limited Partnership and options that are currently  exercisable into 1,000,000 shares of common stock.

      Our  registration  of the  shares  included  in this  prospectus  does not necessarily mean that the selling stockholder will opt to sell any of the shares offered  hereby.  The shares covered by this prospectus may be sold from time to time by the selling stockholder so long as this prospectus remains in effect.

      Pursuant to that certain  option  agreement,  dated  November 12, 2004, as amended,  by and  between us and the selling  stockholder,  we will use all best efforts to keep each registration  statement that we file in connection with the offering,  sale and  delivery of any or all shares of common stock issued to the selling  stockholder upon exercise of options effective for such period,  not to exceed  180  days  from the  date  such  registration  statement  first  becomes effective,  as may be reasonably necessary for the selling stockholder to effect such sale or other disposition.

                                       18

      On December  28,  2006,  the selling  stockholder  acquired  shares of our common stock upon its exercise of options pursuant to the abovementioned  option agreement,  and,  at the time of its  receipt of our common  stock,  the selling stockholder did not have any agreements or understandings directly or indirectly with any person to distribute our common stock.

                              PLAN OF DISTRIBUTION

      The  selling  stockholder  and  any of its  pledgees,  donees,  assignees, transferees and  successors-in-interest  may, from time to time, sell any or all of its shares of common stock on any stock exchange,  market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated  prices.  Subject to  compliance  with  applicable  law, the selling  stockholder  may use any one or  more  of the  following  methods  when selling shares:

o  ordinary   brokerage   transactions   and   transactions   in   which   the
   broker-dealer solicits purchasers;

o  block  trades in which the  broker-dealer  will attempt to sell the shares as agent but may  position  and  resell a portion of the block as  principal  to facilitate the transaction;

o  purchases by a broker-dealer  as principal and resale by the  broker-dealer for its account;

o  an exchange  distribution  in accordance  with the rules of the  applicable exchange;

o  privately negotiated transactions;

o  short sales;

o  broker-dealers  may agree with the  selling  stockholder  to sell a specified number of such shares at a stipulated price per share;

o  options or other hedging transactions;

o  a combination of any such methods of sale; and

o  any other method permitted pursuant to applicable law.

      The  selling  stockholder  may also sell  shares  under Rule 144 under the
Securities Act, if available, rather than under this prospectus.

      Broker-dealers  engaged by the selling  stockholder  may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts  from the selling  stockholder  (or, if any  broker-dealer  acts as agent  for the  purchaser  of  shares,  from the  purchaser)  in  amounts  to be negotiated.  The  selling  stockholder  does not expect  these  commissions  and discounts to exceed what is customary in the types of transactions involved.

      The selling stockholder may, from time to time, pledge or grant a security interest  in some or all of the shares  owned by it and,  if it  defaults in the performance  of its secured  obligations,  the  pledgees or secured  parties may

                                       19

offer and sell shares of common stock, from time to time, under this prospectus, or  under  an  amendment  to this  prospectus  under  Rule  424(b)(3)  or  other applicable  provision  of the  Securities  Act  amending  the  list  of  selling stockholders to include the pledgee,  transferee or other successors in interest as selling stockholders under this prospectus.

      Upon our being  notified  in writing by the selling  stockholder  that any material  arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering,  exchange  distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus  will be  filed,  if  required,  pursuant  to Rule  424(b)  under the
Securities  Act,  disclosing (i) the name of the selling  stockholder and of the participating  broker-dealer(s),  (ii) the number of shares involved,  (iii) the price at which such shares of common stock were sold, (iv) the commissions  paid or discounts or concessions allowed to such broker-dealer(s),  where applicable,
(v) that such  broker-dealer(s)  did not conduct any investigation to verify the information set out or incorporated  by reference in this  prospectus,  and (vi)
other facts material to the transaction.

      The selling  stockholder  also may  transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in  interest  will  be the  selling  beneficial  owners  for  purposes  of  this prospectus.

      The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be  "underwriters"  within the meaning of the Securities Act in connection with such sales. In such event, any commissions received  by such  broker-dealers  or agents and any profit on the resale of the shares  purchased  by them  may be  deemed  to be  underwriting  commissions  or discounts under the Securities Act. The selling  stockholder has represented and warranted to us that it does not have any agreement or  understanding,  directly or indirectly, with any person to distribute the common stock.

      To our knowledge,  the selling  stockholder is not a  broker-dealer  or an affiliate of a broker-dealer.

      We are required to pay all fees and expenses  incident to the registration of the shares.  We have agreed to  indemnify  the  selling  stockholder  against certain losses, claims, damages and liabilities, including liabilities under the
Securities Act.

                                  LEGAL MATTERS

       The validity of the shares of common stock offered under this  prospectus has been passed upon by Olshan  Grundman  Frome  Rosenzweig  & Wolosky  LLP, New
York,  New  York.  Robert H.  Friedman,  a member  of such  firm,  is one of our directors  and holds  options  to  purchase  shares of our common  stock.  Other members of such firm own shares of our common stock.

                                     EXPERTS

      The financial statements incorporated by reference to the annual report on
Form 10-K have been  incorporated  in reliance  on the reports of Friedman  LLP,
Certified Public Accountants,  given on the authority of said firm as experts in auditing and accounting.

                                       20

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the various  expenses which will be paid by us in connection with the securities being registered. With the exception of the
Securities  and Exchange  Commission  registration  fee,  all amounts  shown are estimates.

SEC Registration Fee..............................................    $   594.20
Legal Fees and Expenses...........................................    $25,000.00
Accounting Fees and Expenses......................................    $ 5,000.00
Miscellaneous.....................................................    $ 1,405.80
                                                                      ----------
      Total.......................................................    $32,000.00

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section  145 of the  Delaware  General  Corporation  Law  provides  that a corporation may indemnify  directors and officers as well as other employees and individuals against expenses (including attorneys' fees),  judgments,  fines and amounts paid in settlement  actually and  reasonably  incurred by such person in
connection  with  any  threatened,   pending  or  completed  actions,  suits  or
proceedings  in which such person is made a party by reason of such person being or having been a director,  officer,  employee or agent to the  Registrant.  The
Delaware  General  Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking  indemnification  may be entitled  under any bylaw, agreement,  vote of stockholders or disinterested directors or otherwise.
Article V of the  Registrant's  amended and restated bylaws and Article Sixth of our certificate of incorporation provide that the Registrant shall indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent  permitted by the Delaware  General  Corporation Law and that the
Registrant  shall pay the  expenses  incurred in  defending  any  proceeding  in advance of its final disposition. However, the payment of expenses incurred by a director or officer in advance of the final  disposition of the proceeding  will be made only upon the receipt of an  undertaking  by the  director or officer to repay  all  amounts  advanced  if it should be  ultimately  determined  that the director or officer is not entitled to be indemnified.

      Section  102(b)(7)  of the  Delaware  General  Corporation  Law  permits a corporation to provide in its  certificate of  incorporation  that a director of the  corporation  shall  not be  personally  liable  to the  corporation  or its stockholders  for monetary  damages for breach of fiduciary  duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve  intentional  misconduct or a knowing  violation of law, (iii) for unlawful  payments of dividends or unlawful  stock  repurchases,  redemptions or other distributions, or (iv) for any transaction from which the director derived an improper  personal  benefit.  The  Registrant's  certificate of incorporation provides for such limitation of liability.

      The  Registrant  maintains  standard  policies  of  insurance  under which coverage is provided (a) to its directors,  officers, employees and other agents against  loss  rising  from  claims  made by  reason  of breach of duty or other wrongful act, and (b) to the  Registrant  with respect to payments  which may be

                                      II-1

made by the  Registrant  to such  officers and  directors  pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 16.    EXHIBITS.

Exhibit No.   Description

       5.1*   Opinion of Olshan  Grundman  Frome  Rosenzweig  & Wolosky LLP with respect to legality of the Common Stock.

      23.1*   Consent of Friedman LLP.

      23.2*   Consent  of Olshan  Grundman  Frome  Rosenzweig  & Wolosky  LLP,
              included in Exhibit No. 5.1.

      24.1*   Power  of  Attorney,  included  on the  signature  page  to this
              Registration Statement.

--------------
*    Filed herewith.

ITEM 17.    UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

            (1) To file,  during any  period in which  offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus  required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the  prospectus any facts or events arising after the  effective  date of the  registration  statement  (or the most  recent post-effective  amendment  thereof)  which,  individually  or in the  aggregate, represent a fundamental  change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities  offered (if the total dollar value of  securities  offered would not exceed that which was  registered) and any deviation from the low or high end of the estimated  maximum offering range may be reflected in the form of prospectus filed with the  Commission  pursuant  to Rule 424(b) if, in the  aggregate,  the changes in volume  and price  represent  no more than 20% change in the  maximum aggregate  offering price set forth in the  "Calculation  of  Registration  Fee"
table in the effective registration statement;

                  (iii) To include any material  information with respect to the plan of distribution not previously  disclosed in the registration  statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the  registration  statement is on Form S-3 or Form F-3, and the  information  required to be included in a  post-effective  amendment by those  paragraphs  is  contained  in  reports  filed  with or  furnished  to the

                                      II-2

Commission  by the  registrant  pursuant  to Section 13 or Section  15(d) of the
Securities  Exchange  Act of 1934  that are  incorporated  by  reference  in the registration  statement,  or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

            (2) That,  for the purpose of  determining  any liability  under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such  securities at that time shall be deemed to be the initial BONA
FIDE offering thereof.

            (3)  To  remove  from  registration  by  means  of a  post-effective amendment  any of the  securities  being  registered  which remain unsold at the termination of the offering.

      (b) The undersigned  registrant  hereby  undertakes  that, for purposes of determining  any liability  under the Securities Act of 1933, each filing of the registrant's  annual report pursuant to Section 13(a) or 15(d) of the Securities
Exchange Act of 1934 (and, where applicable,  each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the  registration  statement shall be deemed to be a new  registration  statement  relating to the securities  offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)  Insofar  as  indemnification   for  liabilities   arising  under  the
Securities Act of 1933 may be permitted to directors,  officers and  controlling persons of the registrant  pursuant to the foregoing  provisions,  or otherwise, the  registrant  has been  advised  that in the  opinion of the  Securities  and
Exchange  Commission such  indemnification is against public policy as expressed in the Act and is,  therefore,  unenforceable.  In the  event  that a claim  for indemnification  against  such  liabilities  (other  than  the  payment  by  the registrant of expenses  incurred or paid by a director,  officer or  controlling person of the  registrant  in the  successful  defense  of any  action,  suit or proceeding)  is  asserted by such  director,  officer or  controlling  person in connection with the securities being registered,  the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit  to a  court  of  appropriate  jurisdiction  the  question  whether  such indemnification  by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-3

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies  that it has  reasonable  grounds to believe  that it meets all of the requirements  for  filing  on Form S-3 and has  duly  caused  this  Registration
Statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized, in the City of Henderson,  State of Nevada, on the 24th day of July,
2007.

                                          EMPIRE RESORTS, INC.

                                          By: /s/ David P. Hanlon
                                              ----------------------------------
                                              Name: David P. Hanlon
                                              Title: Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS,  that each person whose signature  appears below  constitutes  and appoints  David P. Hanlon and Ronald J. Radcliffe as his true  and  lawful  attorney-in-fact,  each  acting  alone,  with  full  power of substitution and resubstitution for him and in his name, place and stead, in any and all  capacities,  to sign any and all amendments,  including  post-effective
amendments  to  this  registration  statement,   and  any  related  registration
statement  filed  pursuant to Rule 462(b) of the Act and to file the same,  with exhibits  thereto,  and  other  documents  in  connection  therewith,  with  the
Securities  and Exchange  Commission,  hereby  ratifying and confirming all that said attorneys-in-fact or their substitutes,  each acting along, may lawfully do or cause to be done by virtue hereof.

      Pursuant  to  the  requirements  of  the  Securities  Act  of  1933,  this
Registration  Statement  has been signed below by the  following  persons in the capacities and on the dates indicated.

Signature                                Title                                    Date
---------                                -----                                    ----

                                         Chief Executive Officer, President and
/s/ David P. Hanlon                      Director (Principal Executive Officer)   July 24, 2007
-------------------------------------
David P. Hanlon

                                         Chief Financial Officer (Principal
/s/ Ronald J. Radcliffe                  Accounting and Financial Officer)        July 24, 2007
-------------------------------------
Ronald J. Radcliffe

/s/ John Sharpe                          Chairman of the Board and Director       July 24, 2007
-------------------------------------
John Sharpe

/s/ Frank Catania                        Director                                 July 24, 2007
-------------------------------------
Frank Catania

                                      II-4

Signature                                Title                                    Date
---------                                -----                                    ----

/s/ Paul A. deBary                       Director                                 July 24, 2007
-------------------------------------
Paul A. deBary

/s/ Robert H. Friedman                   Director                                 July 24, 2007
-------------------------------------
Robert H. Friedman

/s/ Ralph J. Bernstein                   Director                                 July 24, 2007
-------------------------------------
Ralph J. Bernstein

                                      II-5